UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported): December 20, 2011

ASIARIM CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	333-147187	83-0500896
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
Suite 1601, 16/F Jie Yang Building, 271 Lockhart Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	+ 852 6346-1894
[ ]	Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The Company has completed an internal restructuring and preliminary reviewed its business. As a consequence, the Company will concentrate its current resources focusing on branding opportunities using the strong brand presence in the market place. The Company will focus its business on brand management and licensing activities partnering with strategic key players in the CE/Computer and Gaming industry going forward rather than a manufacturing and distribution business model. The Company has currently granted trademark licensing agreements for Gaming software and applications and for Commodore 64 Retro keyboard computers as announced in Form 8-K filing on September 23, 2010.

At this moment negotiations have been commenced since the initial agreement with Commodore LLC (Retro) will expire under the current terms and conditions on December 31, 2011 and the Licensee has requested to continue the License under revised conditions, whereby the Company would consider to incorporate Licensee's activities into its operational structure. Final negotiation results will be expected in the next few weeks. The Company's licensing company, Commodore Asia Electronics Limited, is currently in discussion with the Licensee regarding future trademark licensing opportunities. Commodore Asia Electronics Limited is one of the brand licensing companies within the Group besides Commodore Licensing BV in Europe., having been granted licenses from C=Holdings BV since 2008. After the restructuring of the Group in early November 2011, Commodore Brand IP Limited, holds the ownership of the Commodore Brand trademarks and IP.

In addition, as announced in our Form 8-K filing on December 7, 2011, Mr. Eugene van Os was removed from all his positions, as CFO, Secretary and Treasurer, in the Company and its subsidiaries on October 31, 2011. We have since requested on several occasions for Mr. van Os to return all the records of the Company and its subsidiaries. However, Mr. Van Os refused to hand over the records to the current management. These information and records, which we assume, are still in Mr. van Os's possession, belong to and are properties of the Company. The Company is currently seeking legal advice and shall reserve its rights to claim for any damages caused as a result of not timely receiving the documents and records from Mr. van Os.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2011	ASIARIM CORPORATION

By: /s/ Ben van Wijhe
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Name: Ben van Wijhe
Title: President and CEO